Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Announces Preferred Stock Offering

WAYZATA, MN, December 12, 2012 – TCF Financial Corporation (“TCF”) (NYSE:TCB) today announced that it has commenced an underwritten registered public offering of Series B Non-Cumulative Perpetual Preferred Stock (“Preferred Stock”).  TCF intends to grant the underwriters a 30-day option to purchase additional shares to cover over-allotments, if any.  Morgan Stanley & Co. LLC and UBS Securities LLC are acting as joint book-running managers.  RBC Capital Markets, LLC and Stifel, Nicolaus & Company, Incorporated will serve as co-managers.

The shares will be offered pursuant to a prospectus supplement filed as part of a shelf registration statement filed with the Securities and Exchange Commission on Form S-3.

TCF expects to use the net proceeds from the sale of the shares for general corporate purposes, which may include capital to support asset growth.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Morgan Stanley & Co. LLC at 180 Varick Street, New York, NY 10014, Attention: Prospectus Delivery Department, or by telephone at

866-718-1649 and from UBS Securities LLC at 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist, or by telephone at 877-827-6444, ext. 561-3884.

About TCF Financial Corporation

TCF is a Wayzata, Minnesota-based national bank holding company with $17.9 billion in total assets at September 30, 2012. The company has nearly 430 branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing and equipment finance business in all 50 states, commercial inventory finance business in the U.S. and Canada, and indirect auto finance business in 40 states.

Safe Harbor for Forward-Looking Information

This press release may contain projections and other “forward-looking” statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with future results, plans or performance.  We caution you that such statements are predictions and that actual events or results may differ materially.  TCF’s expected financial results or other plans are subject to a number of risks and uncertainties.  Please see the forward-looking statement disclosure contained in the preliminary prospectus supplement relating to the Preferred Stock dated as of the date hereof for more information about risks and uncertainties.  Forward-looking statements speak only as of the date made and TCF undertakes no duty to update the information.

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